PLEDGE AGREEMENT
This MEMBERSHIP INTEREST PLEDGE AGREEMENT, dated as of June 30, 2026 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”), made by and among Rightway Ground LLC, a Texas limited liability company, PM Squared, LLC, a Texas limited liability company, and Endeavor Blockchain, LLC, an Arkansas limited liability company (each a “Pledgor” and collectively, the “Pledgors”) in favor of Yorkville Advisors Global, LP in its capacity as agent for the Lenders (as defined below) (in such capacity, the “Secured Party”).

WHEREAS, on the date hereof the entities identified as Lenders (together with their successors and assigns, the “Lenders”) in the Loan Agreement (as defined below) have made a loan (the “Loan”) to SixThirty AI, LLC, a Delaware limited liability company (the “Borrower”), pursuant to that certain Loan and Guaranty Agreement, of even date herewith, among the Borrower, the Lenders and the Secured Party (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement;

WHEREAS, this Agreement is given by each Pledgor in favor of the Secured Party to secure the payment and performance of all of the Secured Obligations (as defined below);

WHEREAS, each Lender has appointed the Secured Party to act as its agent for purposes of exercising any and all rights and remedies of such Lender with respect to any collateral securing the Secured Obligations; and

WHEREAS, it is a condition precedent to the obligations of the Lenders to make the Loan that each Pledgor execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.
Definitions.
(a)
Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC. However, if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9.
(b)
For purposes of this Agreement, the following terms shall have the following meanings:
“Collateral” has the meaning set forth in Section 2.
“Event of Default” has the meaning set forth in the Loan Agreement.

“Pledged Securities” means the shares of stock, membership interests and limited partnership interests, as applicable, described in Schedule 1 hereto and the certificates, instruments and agreements representing the Pledged Securities (if any) and includes any securities or other interests, howsoever evidenced or denominated, received by each Pledgor in exchange for or as a dividend or distribution on or otherwise received in respect of the Pledged Securities.
“Proceeds” means “proceeds” as such term is defined in Section 9-102 of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions with respect thereto.
“Secured Obligations” has the meaning set forth in Section 3.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code as in effect from time to time in such state.
2.
Pledge. Each Pledgor hereby pledges, assigns and grants to the Secured Party, and hereby creates a continuing first priority lien and security interest in favor of the Secured Party in and to all of its right, title and interest in and to the following, wherever located, whether now existing or hereafter from time to time arising or acquired (collectively, the “Collateral”):
(a)
the Pledged Securities;
(b)
such other shares of stock, membership interests, limited partnership interests and other securities now owned or hereafter acquired by any Pledgor and the certificates, instruments and agreements representing the same (if any); and
(c)
all Proceeds and products of the foregoing, all books and records relating to the foregoing, all supporting obligations related thereto, and all accessions to, substitutions and replacements for, and profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to each Pledgor from time to time with respect to any of the foregoing.
3.
Secured Obligations. The Collateral secures the due and prompt payment and performance of:

(a)
the obligations of each Pledgor and the other Loan Parties from time to time arising under the Loan Documents or otherwise with respect to the due and prompt payment of (i) the principal of and premium, if any, and interest on the Loan (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, attorneys’ fees and disbursements, reimbursement obligations, contract causes of action, expenses and indemnities, whether primary, secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of each Pledgor and the other Loan Parties under or in respect of the Loan Documents; and
(b)
all other covenants, duties, debts, obligations and liabilities of any kind of each Pledgor and the other Loan Parties under or in respect of the Loan Documents and/or any other document made, delivered or given in connection with any of the foregoing, in each case whether evidenced by a note or other writing, whether allowed in any bankruptcy, insolvency, receivership or other similar proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether primary, secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise (all such obligations, covenants, duties, debts, liabilities, sums and expenses set forth in Section 3 being herein collectively called the “Secured Obligations”).
4.
Perfection of Pledge.
(a)
Each Pledgor shall, from time to time, as may be required by the Secured Party with respect to all Collateral, promptly take all actions as may be reasonably requested by the Secured Party to perfect and maintain the security interest of the Secured Party in the Collateral, including, without limitation, with respect to all Collateral over which control may be obtained within the meaning of Section 8-106 of the UCC. All of the foregoing shall be at the sole cost and expense of each Pledgor.
(b)
Each Pledgor hereby irrevocably authorizes the Secured Party at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, without the signature of each Pledgor where permitted by law. Each Pledgor agrees to provide all information required by the Secured Party pursuant to this Section promptly to the Secured Party upon request.
(c)
Each Pledgor agrees that (A) it shall cause each issuer of limited liability company interests or limited partnership interests that constitute Collateral to, within 90 days after the date of this Agreement, (1) amend its operating agreement to provide that its membership or limited partnership interests, as applicable, shall be treated as securities for purposes of Article 8 of the UCC and (2) to certificate all membership interests or limited partnership interests, as applicable, owned by such Pledgor and (B) each Pledgor will promptly deliver all such certificates together with appropriate instruments of transfer executed in blank to the Secured Party.
5.
Representations and Warranties. Each Pledgor represents and warrants as follows:
(a)
The Pledged Securities have been duly authorized and validly issued, and are fully paid and non-assessable and subject to no options to purchase or similar rights. All information set forth in Schedule 1 relating to the Pledged Securities is accurate and complete.

(b)
At the time the Collateral becomes subject to the lien and security interest created by this Agreement, each Pledgor will be the sole, direct, legal and beneficial owner thereof, free and clear of any lien, security interest, encumbrance, claim, option or right of others except for the security interest created by this Agreement.
(c)
The pledge of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment and performance when due of the Secured Obligations.
(d)
It has full power, authority and legal right to pledge the Collateral pursuant to this Agreement.
(e)
Each Pledgor has taken all action required on its part for control (as defined in Section 8-106 of the UCC) to have been obtained by the Secured Party over all Collateral with respect to which such control may be obtained pursuant to the UCC. No person other than the Secured Party has control or possession of all or any part of the Collateral.  Without limiting the foregoing, all certificates, agreements or instruments representing or evidencing the Pledged Securities in existence on the date hereof have been delivered to the Secured Party in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank.
6.
Dividends and Voting Rights.
(a)
The Secured Party agrees that unless an Event of Default shall have occurred and be continuing, each Pledgor may, to the extent each Pledgor has such right as a holder of the Pledged Securities, vote and give consents, ratifications and waivers with respect thereto, except to the extent that, in the Secured Party’s reasonable judgment, any such vote, consent, ratification or waiver would be inconsistent with or result in any violation of any provision of the Loan Documents.
(b)
Each Pledgor agrees that all dividends and other distributions with respect to the Pledged Securities shall be deemed part of the Collateral and shall be held in trust for the Secured Party by each Pledgor apart from the other properties and assets of each Pledgor, or, upon the written request of the Secured Party, such dividends and distributions shall be delivered to the Secured Party to be held in escrow by an independent escrow agent on behalf of the Secured Party as Collateral for the Secured Obligations.
7.
Further Assurances.
(a)
Each Pledgor shall, at its own cost and expense, defend title to the Collateral and the first priority lien and security interest of the Secured Party therein against the claim of any person claiming against or through each Pledgor and shall maintain and preserve such perfected first priority security interest for so long as this Agreement shall remain in effect.

(b)
Each Pledgor agrees that at any time and from time to time, at the expense of each Pledgor, each Pledgor will promptly execute and deliver all further instruments and documents, obtain such agreements from third parties, and take all further action, that may be necessary or desirable, or that the Secured Party may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder or under any other agreement with respect to any Collateral.
(c)
No Pledgor will, without providing at least 15 days’ prior written notice to the Secured Party, change its legal name, identity or location of its principal place of business or principal residence. Each Pledgor will, prior to any change described in the preceding sentence, take all actions reasonably requested by the Secured Party to maintain the perfection and priority of the Secured Party’s security interest in the Collateral.
(d)
No Pledgor shall sell, lease, assign, transfer, or otherwise dispose of any of the Collateral.
8.
Transfers and Other Liens. Each Pledgor agrees that it will not sell, offer to sell, dispose of, convey, assign or otherwise transfer, grant any option with respect to, restrict, or grant, create, permit or suffer to exist any mortgage, pledge, lien, security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever on, any of the Collateral or any interest therein except as expressly provided for herein or with the prior written consent of the Secured Party.
9.
Secured Party Appointed Attorney-in-Fact. Each Pledgor hereby appoints the Secured Party each Pledgor’s attorney-in-fact, with full authority in the place and stead of each Pledgor and in the name of each Pledgor or otherwise, from time to time during the continuance of an Event of Default in the Secured Party’s discretion to take any action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to each Pledgor representing any dividend, interest payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same (but the Secured Party shall not be obligated to and shall have no liability to each Pledgor or any third party for failure to do so or take action). Such appointment, being coupled with an interest, shall be irrevocable. Each Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.
10.
Secured Party May Perform. If each Pledgor fails to perform any obligation contained in this Agreement, the Secured Party may itself perform, or cause performance of, such obligation, and the expenses of the Secured Party incurred in connection therewith shall be payable by each Pledgor; provided that the Secured Party shall not be required to perform or discharge any obligation of each Pledgor.

11.
Reasonable Care. Neither the Secured Party nor the Lenders shall have any duty with respect to the care and preservation of the Collateral beyond the exercise of reasonable care. The Secured Party and the Lenders shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Secured Party and the Lenders accord their own property, it being understood that neither the Secured Party nor the Lenders shall have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Secured Party or the Lenders have or are deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral. Nothing set forth in this Agreement, nor the exercise by the Secured Party or the Lenders of any of their rights and remedies hereunder, shall relieve each Pledgor from the performance of any obligation on each Pledgor’s part to be performed or observed in respect of any of the Collateral.
12.
Remedies Upon Default.

(a)
If any Event of Default shall have occurred and be continuing, the Secured Party may, without any other notice to or demand upon each Pledgor, assert all rights and remedies of a secured party under the UCC or other applicable law, including, without limitation, the right to take possession of, hold, collect, sell, lease, deliver, grant options to purchase or otherwise retain, liquidate or dispose of all or any portion of the Collateral. If notice prior to disposition of the Collateral or any portion thereof is necessary under applicable law, written notice mailed to each Pledgor at its notice address as provided in Section 16 hereof ten days prior to the date of such disposition shall constitute reasonable notice, but notice given in any other reasonable manner shall be sufficient. So long as the sale of the Collateral is made in a commercially reasonable manner, the Secured Party may sell such Collateral on such terms and to such purchaser(s) as the Secured Party in its absolute discretion may choose, without assuming any credit risk and without any obligation to advertise or give notice of any kind other than that necessary under applicable law. Without precluding any other methods of sale, the sale of the Collateral or any portion thereof shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of creditors disposing of similar property. At any sale of the Collateral, if permitted by applicable law, the Secured Party may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale.  To the extent permitted by applicable law, each Pledgor waives all claims, damages and demands it may acquire against the Secured Party arising out of the exercise by it of any rights hereunder. Each Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Secured Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Secured Party or any custodian may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither the Secured Party nor any custodian shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing, nor shall it be under any obligation to take any action whatsoever with regard thereto. Each Pledgor agrees that it would not be commercially unreasonable for the Secured Party to dispose of the Collateral or any portion thereof by utilizing internet sites that provide for the auction of assets of the type included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. The Secured Party shall not be obligated to clean-up or otherwise prepare the Collateral for sale.
(b)
If any Event of Default shall have occurred and be continuing, all rights of each Pledgor to (i) exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 6(a) and (ii) receive the dividends and other distributions which it would otherwise be entitled to receive and retain pursuant to Section 6(b), shall immediately cease, and all such rights shall thereupon become vested in the Secured Party, which shall have the sole right to exercise such voting and other consensual rights and receive and hold such dividends and other distributions as Collateral.
(c)
If any Event of Default shall have occurred and be continuing, any cash held by the Secured Party or an escrow agent as Collateral and all cash Proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied in whole or in part by the Secured Party to the payment of expenses incurred by the Secured Party in connection with the foregoing or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Party hereunder, including reasonable attorneys’ fees, and the balance of such proceeds shall be applied or set off against all or any part of the Secured Obligations in such order as the Secured Party shall elect. Any surplus of such cash or cash Proceeds held by the Secured Party and remaining after payment in full of all the Secured Obligations shall be paid over to each Pledgor or to whomsoever may be lawfully entitled to receive such surplus. Each Pledgor shall remain liable for any deficiency if such cash and the cash Proceeds of any sale or other realization of the Collateral are insufficient to pay the Secured Obligations and the fees and other charges of any attorneys employed by the Secured Party to collect such deficiency.
(d)
If the Secured Party shall determine to exercise its rights to sell all or any of the Collateral pursuant to this Section, each Pledgor agrees that, upon request of the Secured Party, each Pledgor will, at its own expense, do or cause to be done all such acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.
13.
No Waiver and Cumulative Remedies. The Secured Party shall not by any act (except by a written instrument pursuant to Section 15), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.
14.
SECURITY INTEREST ABSOLUTE. Each Pledgor hereby waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. All rights of the Secured Party and liens and security interests hereunder, and all Secured Obligations of each Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a)
any illegality or lack of validity or enforceability of any Secured Obligation or any related agreement or instrument;
(b)
any change in the time, place or manner of payment of, or in any other term of, the Secured Obligations, or any rescission, waiver, amendment or other modification of the Loan Documents, including any increase in the Secured Obligations resulting from any extension of additional credit or otherwise;
(c)
any taking, exchange, substitution, release, impairment or non-perfection of any Collateral or any other collateral, or any taking, release, impairment, amendment, waiver or other modification of any guaranty, for all or any of the Secured Obligations;
(d)
any manner of sale, disposition or application of proceeds of any Collateral or any other collateral or other assets to all or part of the Secured Obligations;
(e)
any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations;
(f)
any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to, or be asserted by, each Pledgor against the Secured Party; or
(g)
any other circumstance (including, without limitation, any statute of limitations) or manner of administering the Loan or any existence of or reliance on any representation by the Secured Party or the Lenders that might vary the risk of each Pledgor or otherwise operate as a defense available to, or a legal or equitable discharge of, each Pledgor or any other grantor, guarantor or surety.
15.
Amendments. None of the terms or provisions of this Agreement may be amended, modified, supplemented, terminated or waived, and no consent to any departure by each Pledgor therefrom shall be effective unless the same shall be in writing and signed by the Secured Party and each Pledgor, and then such amendment, modification, supplement, waiver or consent shall be effective only in the specific instance and for the specific purpose for which made or given.
16.
Addresses For Notices. All notices and other communications provided for in this Agreement shall be in writing and shall be given in the manner and become effective as set forth in the Loan Agreement.
17.
Continuing Security Interest; Further Actions. This Agreement shall create a continuing first priority lien and security interest in the Collateral and shall (a) subject to Section 18, remain in full force and effect until payment and performance in full of the Secured Obligations, (b) be binding upon each Pledgor, its successors and assigns, and (c) inure to the benefit of the Secured Party and its successors, transferees and assigns; provided that each Pledgor may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Secured Party and any assignment in violation herewith shall be null and void.

18.
Termination; Release. On the date on which the Loan and other Secured Obligations have been paid and performed in full, the Secured Party will, at the request and sole expense of each Pledgor, (a) duly assign, transfer and deliver to or at the direction of each Pledgor (without recourse and without any representation or warranty) such of the Collateral as may then remain in the possession of the Secured Party, together with any monies at the time held by the Secured Party hereunder, and (b) execute and deliver to each Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement.
19.
GOVERNING LAW. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York. Each Pledgor hereby submits to the non-exclusive jurisdiction of courts of the State of New York located in New York County or of the United States of America for the Southern District of New York for any actions, dispute, suit or proceeding arising out of this Agreement.  Each Pledgor hereby irrevocably waives any right to trial by jury in connection with any suit or proceeding arising out of or related to this Agreement.
20.
Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the other Loan Documents constitute the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PLEDGORS:
RIGHTWAY GROUND LLC

By: _____________________________
Name: Cody Smith
Title: Manager

PM SQUARED, LLC

By: _____________________________
Name: Phil Stanley
Title: Manager

ENDEAVOR BLOCKCHAIN, LLC

By: _____________________________
Name: Joshua Kilgore
Title: Manager

[Signature Page to Membership Interest Pledge Agreement]

Yorkville Advisors Global, LP, as the Secured Party
By_____________________ Name: Title:

[Signature Page to Membership Interest Pledge Agreement]

Schedule 1
PLEDGED SECURITIES

Issuer	Certificate No. (if applicable)	No. of Securities
SixThirty AI, LLC	TBD	33.34% of outstanding membership interests (Endeavor Blockchain, LLC)
SixThirty AI, LLC	TBD	33.33% of outstanding membership interests (Rightway Ground LLC)
SixThirty AI, LLC	TBD	33.33% of outstanding membership interests (PM Squared, LLC)